EXHIBIT 23.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in the previously filed Registration Statements of Watson Pharmaceuticals, Inc. on Form S-3 (Nos. 333-20029-01, 333-70943, 333-49079, and 333-53312) and Form S-8 (Nos. 33-70878, 33-94350, 333-05737, 333-20029-02, 333-45650, 333-38596, 333-70933, 333-37733, 333-24577, 333-53334, 333-61842, and 333-61844) of our report, dated February 25, 2000 (except for the second paragraph of Note 19, as to which the date is March 15, 2000) relating to the consolidated financial statements of Makoff R&D Laboratories, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Watson Pharmaceuticals, Inc. for the year ended December 31, 2001.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 28, 2002